Exhibit 23.6
March 1, 2011
Mr. Clark Wood
Corporate Controller
Nabors Corporate Services
515 West Greens Road, Suite 1200
Houston, TX 77067
Re: Consent of Independent Petroleum Engineers
Dear Mr. Wood
We consent to the incorporation by reference in its Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, 333-155291 and 333-166598) and on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-136797-01 and 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc. relating to the use and inclusion of our letter report dated February 17, 2011, with respect to the proved oil, gas, condensate and natural gas liquids reserves and projected future net revenues associated with these reserves as of December 31, 2010 attributable to the Ramshorn Investments, Inc. net interests in properties specified by Ramshorn Investments, Inc. and to all references to our firm which are to be included in Form 10-K for the year ended December 31, 2010 to be filed by Nabors Industries Ltd. with the Securities and Exchange Commission.
Sincerely,
LONGQUIST & CO., LLC
Texas Registration No. F-8952

/s/ Don E. Charbula
Don E. Charbula, P.E. Vice President

Date March 1, 2011
Austin, Texas